EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of China Swine Genetics, Inc.

A signed original of this written statement required by Section 906 has been provided to China Swine Genetics, Inc and will be retained by China Swine Genetics, Inc, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

February 11, 2010	/s/ Zhenyu Shang
Zhenyu Shang (Chief Executive Officer)

February 11, 2010	/s/ Tongyu Zhang
Tongyu Zhang(Chief Financial Officer)